Exhibit 99.1

FOR IMMEDIATE RELEASE

REPUBLIC CONTACTS

Media Inquiries:	Will Flower (954) 769-6392
Investor Inquiries:	Tod Holmes (954) 769-2387
Ed Lang (954) 769-3591

REPUBLIC SERVICES, INC. ANNOUNCES $500 MILLION
STOCK REPURCHASE PROGRAM

Fort Lauderdale, FL, April 28, 2005 — Republic Services, Inc. (NYSE:RSG) announced today that its Board of Directors has approved a new $500 million stock repurchase program for the remainder of 2005 and 2006.

Commenting on the stock repurchase program, James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc., said, “Our share repurchase program is the most effective way to return excess cash to our shareholders.” At current prices, the $500 million stock repurchase program represents approximately 10 percent of Republic’s outstanding shares of stock.

Republic’s stock repurchase will be funded using excess cash from the Company’s balance sheet, cash flow from operations and proceeds from borrowings, if necessary. The stock repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock, overall market conditions and possible acquisitions.

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection, transfer and disposal contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.

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